Exhibit 10.15

Apexigen, Inc.

Executive Change in Control and Severance Plan

and Summary Plan Description

1.    Introduction. The purpose of this Apexigen, Inc. Executive Change in Control and Severance Plan (this “Plan”) is to provide assurances of specified benefits to certain employees of the Company Group whose employment could be being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

This Plan will be effective as of the consummation of the transactions contemplated under or in connection with that certain Business Combination Agreement by and among the Company, Parent, and certain other parties, dated March 17, 2022, as may be amended from time to time (the “Closing”).

2.    Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

(a)    “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

(b)    “Base Salary” means, with respect to a Participant, the Participant’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a CIC Qualifying Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(c)    “Board” means the Board of Directors of Parent.

(d)    “Cause” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth, means the following: (i) the Participant’s conviction of, or plea of nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Participant’s performance of their employment duties) or any crime involving fraud, embezzlement or any other act of moral turpitude; (ii) the Participant’s intentional misconduct; (iii) the Participant’s continued failure to materially perform their employment duties after the Participant has received a written demand of performance from the applicable Company Group member (or in the case of a Participant who is the Company’s Chief Executive Officer, the Board) that specifically sets forth the factual basis for the applicable Company Group member’s belief that the Participant has not materially performed their duties; (iv) the Participant’s commission of a material act of dishonesty, fraud, misrepresentation or any other illegal conduct to the detriment of any Company Group member; (v) the Participant’s material breach of any written agreement or covenant with any Company Group member; (vi) the Participant’s material failure or refusal to comply with the policies, standards and regulations established by the applicable Company Group member from time to time; (vii) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company Group (or any member of the Company Group) or its directors, officers, or employees, if any Company Group member has requested the Participant’s cooperation; or (viii) the Company Group’s severe financial distress, whereby the Company Group is in the process of winding down its business and the Participant’s employment with the Company Group is terminated in connection with such winding down.

(e)    “Change in Control” means the occurrence of any of the following events after the Closing:

(i)    Change in Ownership of Parent. A change in the ownership of Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Parent that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Parent; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of Parent will not be considered a Change in Control. Further, if the stockholders of Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Parent’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of Parent or of the ultimate parent entity of Parent, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Parent, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)    Change in Effective Control of Parent. A change in the effective control of Parent which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of Parent, the acquisition of additional control of Parent by the same Person will not be considered a Change in Control; or

(iii)    Change in Ownership of a Substantial Portion of Parent’s Assets. A change in the ownership of a substantial portion of Parent’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of Parent’s assets: (A) a transfer to an entity that is controlled by Parent’s stockholders immediately after the transfer, or (B) a transfer of assets by Parent to: (1) a stockholder of Parent (immediately before the asset transfer) in exchange for or with respect to Parent’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Parent, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Parent, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Parent.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of Parent’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Parent’s securities immediately before such transaction.

Further and for the avoidance of doubt, the Closing will not constitute a Change in Control under this Plan.

(f)    “Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

(g)    “CIC Qualifying Termination” means, with respect to a Participant, a termination of the Participant’s employment with the Company Group within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the applicable Company Group member for a reason other than (A) Cause, (B) the Participant’s death, or (C) the Participant’s Disability.

(h)    “Code” means the Internal Revenue Code of 1986, as amended.

(i)    “Company” means Apexigen, Inc., a Delaware corporation (which, on or following the Closing, will be renamed Apexigen Operating Company), and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

(j)    “Compensation Committee” means the Compensation Committee of the Board.

(k)    “Director” means a member of the Board.

(l)    “Disability” means, with respect to a Participant, the Participant’s “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, the Participant’s total and permanent disability as defined in Code Section 22(e)(3).

(m)    “Equity Awards” means, with respect to a Participant, the Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Parent equity compensation awards.

(n)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)    “Good Reason” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth, means the following:

Participant’s resignation in accordance with the next sentence after the occurrence of one or more of the following, without Participant’s consent: (i) material reduction of the Participant’s material duties, authorities, or responsibilities as in effect immediately prior to such reduction, including a reduction to divisional duties, authorities or responsibilities; provided, however, that continued employment by the applicable Company Group member, or transfer of employment to another entity with substantially the same duties, authorities, or responsibilities with respect to the Company Group member’s business and operations will not constitute “Good Reason”; (ii) a reduction in the Participant’s base salary or total target cash compensation (base salary plus target bonus) by more than 10%; provided, however, that a reduction in excess of 10% shall not constitute “Good Reason” if it is made in connection with an across-the-board reduction by the applicable Company Group member of all base salaries for similarly situated employees by a percentage at least equal to the percentage by which the Participant’s base salary is reduced; or (iii) a material change in the geographic location of the Participant’s primary work facility or location; provided, that a relocation of less than 30 miles from the Participant’s then present work location will not be considered a material change in geographic location. A Participant’s resignation will not be for Good Reason unless the Participant first provides the Company (or in the case of a Participant who is the Company’s Chief Executive Officer, the Board) with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice (the “Cure Period”), such grounds are not cured within the Cure Period, and the Participant resigns within 30 days following the expiration of the Cure Period (and in no event later than 2 years after the initial occurrence of the acts or omissions constituting the grounds for Good Reason). To the extent a Participant’s primary work facility or location is the Participant’s residence due to a shelter in place order or work from home arrangement that applies to the Participant, the Participant’s primary place of work facility or location (from which a change in location under the foregoing clause (iii) will be measured) will be considered to be the office location of the applicable Company Group member where the Participant’s employment with such Company Group member primarily was or would have been or would have been based immediately prior to the commencement of such shelter-in-place order or work-from-home arrangement.

(p)    “Non-CIC Qualifying Termination” means, with respect to a Participant, the termination of a Participant’s employment with the Company Group outside of the Change in Control Period by (i) the Participant for Good Reason, or (ii) the applicable Company Group member for a reason other than (A) Cause, (B) the Participant’s death, or (C) the Participant’s Disability.

(q)    “Parent” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be renamed Apexigen, Inc.), a Delaware corporation, or any successor thereto.

(r)    “Participant” means an employee of a Company Group member who (i) has been designated by the Administrator to participate in the Plan either by position or by name and (ii) has timely and properly executed and delivered a Participation Agreement to the Company.

(s)    “Participation Agreement” means the individual agreement (as will be provided in separate cover as Exhibit A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

(t)    “Plan” means the Apexigen, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

(u)    “Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination, as applicable.

(v)    “Section 409A Limit” means, with respect to a Participant, 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

(w)    “Severance Benefits” means, with respect to a Participant, the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

(x)    “Time-Based Equity Awards” means, with respect to a Participant, the Equity Awards that, as of (i) in the case of a Qualifying Non-CIC Termination, the date of the Qualifying Non-CIC Termination, or (ii) in the case of a Qualifying CIC Termination, the later of (A) the date of the Qualifying Termination or (B) immediately prior to the Change in Control, are outstanding and are subject to service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.

3.    Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if such Participant experiences a Qualifying Termination.

4.    Qualifying Termination. Upon a Participant’s Qualifying Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in the Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

(a)    Cash Severance Benefits. The Participant will be entitled to cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified the Participant’s Participation Agreement.

(b)    Continued Medical Benefits. If the Participant, and any spouse or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan sponsored by a Company Group member, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and such Participant’s Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of

COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination, which payments will be made regardless of whether the Participant elects COBRA continuation coverage. Furthermore, if the Participant, due to non-U.S. local law considerations, is covered by a health plan of a Company Group member that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4(b) and to comply with applicable local law considerations.

(c)    Equity Award Vesting Acceleration Benefits. Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of the Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.

(d)    Other Benefits. The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.

5.    Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.    Conditions to Receipt of Severance.

(a)    Release Agreement. As a condition to receiving Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement substantially in the form attached hereto as Exhibit B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

(b)    Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement between the Participant and any Company Group member (a “Confidential Information Agreement”).

(c)        Non-Disparagement. As a condition to receiving Severance Benefits under this Plan, each Participant agrees that following their termination, such Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company Group or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company Group.

(d)    Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any Confidential Information Agreement or the provisions of the Plan (including this Section 6).

7.    Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Participant’s

Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement. For clarity, if the Company does not have a payroll system in place, the Severance Start Date shall be the Release Deadline Date.

8.    Transfer Between Members of the Company Group. For purposes of this Plan, if a Participant is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Participant the ability to resign for Good Reason.

9.    Exclusive Benefit. Except as otherwise specifically provided in a Participant’s Participation Agreement, the Severance Benefits shall be the exclusive benefit for the Participant related to termination of employment with any Company Group member.

10.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

(b)    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10(d) below or resulting from an involuntary separation from service as described in Section 10(e) below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

(c)    Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of a Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 10.

(e)    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 10.

(f)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including Sections 12 and 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will any Company Group member have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of any Severance Benefits, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

11.    Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12.    Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in their sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2(a), the Administrator (i) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (ii) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

13.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2(a) and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but such officer is not entitled to act upon or make determinations regarding any matters pertaining specifically to their own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14.    Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (i) causes an individual to cease to be a Participant, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

15.    Claims and Appeals.

(a)    Claims Procedure. Any employee or other person who believes they are entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits or (ii) the date the claimant learned that they will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(b)    Appeal Procedure. If the claimant’s claim is denied, the claimant (or their authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16.    Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

17.    Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18.    Inalienability. In no event may any current or former employee of any Company Group member or any of its affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19.    No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of any Company Group member. Each Company Group member expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of their termination of employment.

20.    Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.

21.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

22.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25.    Additional Information.

Plan Name:	Apexigen, Inc. Executive Change in Control and Severance Plan

Plan Sponsor:	Apexigen, Inc. 75 Shoreway Road, Suite C San Carlos, CA 94070 (650) 931-6236

Identification Numbers:	EIN: 27-2989408 PLAN: [ ]

Plan Year:	Company’s fiscal year

Plan Administrator:	Apexigen, Inc.
Attention: Administrator of the Apexigen, Inc. Executive Change in Control and Severance Plan 75 Shoreway Road, Suite C
San Carlos, CA 94070 (650) 931-6236

Agent for Service of Legal Process:	Apexigen, Inc. Attention: General Counsel 75 Shoreway Road, Suite C San Carlos, CA 94070 (650) 931-6236

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

26.    Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 15 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APGN Draft June 15, 2022

Exhibit A

Apexigen, Inc. Executive Change in Control and Severance Plan

Participation Agreement

Apexigen, Inc. (the “Company”) is pleased to inform you, the undersigned, that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination.

1.    Non-CIC Qualifying Termination. Upon your Non-CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a)    Cash Severance Benefits. Continuing payments of severance pay at a rate equal to your Base Salary for [CEO: 12] [C-Suite: 9] [SVPs: 6] months from the date of your termination, which will be paid in accordance with the Company’s regular payroll procedures, subject to Section 7 of the Plan.

(b)    Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4(b) of the Plan will be provided for a period of [CEO: 12] [C-Suite: 9] [SVPs: 6] months following the date of your Qualifying Termination.

(c)    Equity Award Vesting Acceleration. Vesting acceleration as to any Time-Based Equity Awards that are outstanding and unvested as of the date of your Non-CIC Qualifying Termination that were scheduled to vest during the 12-month period following the date of the Non-CIC Qualifying Termination.

2.    CIC Qualifying Termination. Upon your CIC Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:

(a)    Cash Severance Benefits. A lump-sum payment equal to (i) [CEO: 24] [C-Suite: 18] [SVPs: 12] months of your Base Salary plus (ii) a pro-rata portion of your target annual bonus as in effect for the fiscal year in which your CIC Qualifying Termination occurs (based on the number of days you have worked during such fiscal year divided by the total number of days in such fiscal year), which will be paid on the later of (A) the Severance Start Date or (B) on or as soon as administratively practicable following the closing date of the applicable Change in Control.

(b)    Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4(b) of the Plan, will be provided for a period of [CEO: 24] [C-Suite: 18] [SVPs: 12] months following the date of your Qualifying Termination.

(c)    Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Time-Based Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)).

3.    Non-Duplication of Payment or Benefits. If (i) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (ii) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (A) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (B) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Qualifying Termination (if any).

4.    Exclusive Benefit. In accordance with Section 9 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for you related to your termination of employment with any Company Group member or a change in control of Parent and will supersede and replace any severance or change in control benefits set forth in any offer letter, employment or severance agreement or other agreement between you and any Company Group member, including any equity award agreement. For the avoidance of doubt, if you were otherwise eligible to participate in any other severance or change in control plan of any Company Group member (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan, except as otherwise provided in this paragraph.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (ii) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (iii) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

Apexigen, Inc.

By:
[Participant Name]
Name:

Title:

Date:	Date:

Attachment: Apexigen, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

Exhibit B

Separation Agreement and Release of Claims